Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

TD HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other	11,000,000 (2)	$0.67(3)	$7,370,000	0.0001102	$812.17
Total Offering Amounts					$7,370,000		$812.17
Total Fee Offsets (4)							—
Net Fee Due							$812.17

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also registers such amount of additional securities that may be offered pursuant to the terms of the TD Holdings, Inc. 2023 Stock Incentive Plan (the “Plan”) to prevent dilution as a result of stock splits, stock dividends or similar transactions.
(2)	Represents 11,000,000 shares of common stock issuable pursuant to the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act based on a per share price of $0.67, the average of the high and low sales prices of the Registrant’s common stock, as quoted on the Nasdaq Capital Market on June 9, 2023.
(4)	The Registrant does not have any fee offsets.